Exhibit 99.2

       NEWS RELEASE

KNIGHT RIDDER
50 WEST SAN FERNANDO ST.
San Jose, CA 95113

Knight Ridder Releases June Statistical Report

             SAN JOSE, July 16, 2003 – (KRI:NYSE) – Total advertising revenue was up 1.3% in June and up 0.6% year to date. General showed strong gains across most markets, retail was up and down, and classified, particularly help wanted, remained soft. Real estate was up nicely. Knight Ridder’s total operating revenue was up 2.0% in June and up 0.4% for the year to date.

             For the month, total ad revenue was up 8.4% in Miami, 5.1% in Charlotte, 4.5% in Akron, 3.9% in Philadelphia and 2.2% in Contra Costa.

             Retail was up 0.5% for the month and up 1.8% for the year to date. For the month, Charlotte was up 14.6%, Akron was up 10.0%, Fort Wayne was up 8.4%, Lexington was up 6.5%, Columbia was up 5.8% and Kansas City was up 2.5%. The other large markets were soft.

             General advertising revenue, strong across the board, was up 23.8% for the month and 10.8% for the year to date. For the month, Fort Worth was up 39.4%, Philadelphia was up 34.4%, Contra Costa was up 34.1%, San Jose was up 22.9%, Miami was up 20.5% and Charlotte was up 13.5%. Telecommunications continued to be strong in all major markets with additional support from automotive, computer/electronics, health care/pharmaceutical and airlines and cruise lines in some markets.

             Classified revenue was down 6.0% for the month and down 4.6% for the year to date. Help-wanted revenue was down 18.8% in June and down 19.7% for the year to date. Real estate was up 8.7% in June and up 9.1% for the year to date. Automotive was down 2.0% for the month and down 1.0% for the year to date. Miami was a bright spot, up 12.6% for June. The other large markets were down. San Jose’s year-over-year decline was 25.8%, with help-wanted down 41.0%.

             Other revenue was up 29.9% for the month, due to a 51.0% increase in online revenue, an increase in Detroit’s operating profit and increases in alternate distribution and commercial print revenue.

             Circulation revenue was down 3.3% for the month. Circulation copies were down 1.1% daily and down 0.5% Sunday compared with the prior year. Without Detroit, daily circulation was down 0.3% and down 0.1% Sunday.

             Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 8.3 million daily and 12.1 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 60 U.S. markets. Knight Ridder and Knight Ridder Digital are located in San Jose, Calif.

STATISTICAL REPORT
For the period of 06/02/03 — 06/29/03

	June			Year-to-Date
	2003	2002	Percent Change	2003	2002	Percent Change
REVENUE ($000) - See Notes 1 & 2

Advertising
Retail	81,146	80,754	0.5%	524,901	515,410	1.8%
General	29,613	23,921	23.8%	162,901	147,053	10.8%
Classified	61,393	65,327	-6.0%	395,013	414,020	-4.6%

Total	172,152	170,002	1.3%	1,082,815	1,076,483	0.6%
Circulation	35,666	36,867	-3.3%	237,507	248,695	-4.5%
Other Revenue	14,510	11,172	29.9%	78,654	68,137	15.4%

Total Operating Revenue	222,328	218,041	2.0%	1,398,976	1,393,315	0.4%

AVERAGE CIRCULATION
(000's of copies including Detroit) - Notes 1 & 2
Morning	3,461	3,497	-1.0%	3,639	3,626	0.4%
Evening	185	191	-3.2%	194	199	-2.6%
Daily	3,646	3,688	-1.1%	3,833	3,825	0.2%
Sunday	5,034	5,060	-0.5%	5,167	5,143	0.5%

ADVERTISING LINAGE
(000's of six-column inches) - Notes 1 & 2
Full-Run ROP
Retail	1,139.6	1,187.1	-4.0%	7,318.1	7,628.1	-4.1%
General	230.1	215.1	6.9%	1,314.2	1,230.9	6.8%
Classified	1,479.1	1,462.7	1.1%	9,080.4	8,934.6	1.6%

Total	2,848.8	2,864.9	-0.6%	17,712.7	17,793.6	-0.5%

Factored Part-Run ROP	189.3	185.9	1.8%	1,166.2	1,106.5	5.4%

TOTAL PREPRINTS INSERTED	555,647	519,082	7.0%	3,708,542	3,316,187	11.8%

Statistical Report
For the period of 06/02/03 — 06/29/03

	June			Year-to-Date
	2003	2002	Percent Change	2003	2002	Percent Change
FULL-RUN ROP ADVERTISING LINAGE DATA
By Markets (000's of six-column inches) - Notes 1 & 2

Akron Beacon Journal	126.0	115.2	9.4%	776.2	663.3	17.0%
Charlotte Observer	132.4	138.8	-4.6%	823.0	879.2	-6.4%
Columbia State	99.0	91.2	8.6%	607.1	582.9	4.2%
Contra Costa (Note 3)	130.9	116.3	12.6%	767.8	718.9	6.8%
Fort Wayne News-Sentinel,
Journal Gazette	112.8	113.9	-1.0%	687.4	692.4	-0.7%
Fort Worth Star Telegram	183.3	184.7	-0.8%	1,135.7	1,143.0	-0.6%
Kansas City Star	157.4	161.4	-2.5%	952.1	980.6	-2.9%
Lexington Herald-Leader	97.3	91.7	6.1%	579.4	571.6	1.4%
Miami Herald & el Nuevo
Herald	158.5	143.3	10.6%	1,022.3	965.6	5.9%
Philadelphia Newspapers	200.3	204.8	-2.2%	1,200.8	1,215.6	-1.2%
St. Paul Pioneer Press	104.9	97.5	7.6%	621.0	549.8	13.0%
San Jose Mercury News	192.5	206.5	-6.8%	1,185.7	1,270.8	-6.7%
Wichita Eagle	69.7	68.0	2.5%	439.8	435.6	1.0%
All Other Dailies	1,083.8	1,131.6	-4.2%	6,914.4	7,124.3	-2.9%

Total - Full-Run ROP	2,848.8	2,864.9	-0.6%	17,712.7	17,793.6	-0.5%

Note 1 - The Detroit News and the Detroit Free Press operate under a joint operating agreement as Detroit Newspapers (DN). Revenue and linage are excluded for 2003 and 2002.

Note 2 - Measured by individual Knight Ridder newspapers. Where necessary, certain previously reported linage has been restated to be consistent with measurement guidelines currently in use.

Note 3 - Full-run ROP advertising linage represents the sum of full-run ROP linage for each of Contra Costa’s three newspapers.

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For further information, call Polk Laffoon IV at 408-938-7838